Exhibit 99.1

CROSS COUNTRY HEALTHCARE TO ACQUIRE MEDISCAN

Boca Raton, Fla. –  (BUSINESS WIRE) October 19, 2015 - Cross Country Healthcare, Inc. (Nasdaq:  CCRN) announced today that it has signed a definitive agreement to acquire Mediscan.  Founded in 1995 and headquartered in Woodland Hills, CA, Mediscan provides temporary healthcare staffing and workforce solutions to both the healthcare and education markets.  While largely concentrated in California, Mediscan provides services across 11 states to more than 300 clients through more than 70 specialties.  The acquisition will expand Cross Country’s customer reach into acute care hospitals, particularly in the large and growing California market, and it will add a new customer base in the growing education staffing market.   One of Mediscan’s founding members, Val Serebryany, as well as its President and Chief Executive Officer, Dennis Ducham, will remain with the business after the transaction closes.

According to the terms of the agreement, the purchase price includes $28 million in cash and $5 million in shares of the Company’s Common Stock, and is subject to a net working capital adjustment.   Sellers are also eligible to receive an earn-out based on Mediscan’s 2016 and 2017 performance that could provide up to an additional $7 million of cash over the two years.   The 349,871 shares of Common Stock to be delivered at the closing will be subject to a   lockup period.  The Company is financing the acquisition through a combination of cash-on-hand and borrowings under its senior credit facility.  Mediscan is projected to generate approximately $40 million in revenues for fiscal year 2015 and approximately 10% Adjusted EBITDA. The transaction is subject to customary closing conditions, and is expected to close during the fourth quarter.

William J. Grubbs, President and Chief Executive Officer of Cross Country Healthcare, Inc., said, "Mediscan not only expands our healthcare staffing offerings but extends our reach into both the fast growing public school and charter school markets which are also large users of healthcare staffing services.  Mediscan’s proven leadership team built a strong brand, and we see significant growth opportunities in both the healthcare and education markets. We believe that adding Mediscan will enable us to accelerate our revenue growth and improve margins.  We are pleased to welcome the Mediscan team to our Cross Country family."

Dennis Ducham, President and Chief Executive Officer of Mediscan, said, "We are excited for our well-established healthcare staffing business to join an organization that shares our focus on providing quality healthcare professionals. The two companies have quite similar cultures, putting people first and providing the best professional for each assignment.”

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor cost issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), workforce assessments, internal resource pool consulting and development, electronic medical record (EMR) transition staffing and recruitment process outsourcing.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

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CONTACT:

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com

Source: Cross Country Healthcare, Inc.